                                                                      EXHIBIT 11


    STATEMENT OF DETERMINATION OF COMMON SHARES AND COMMON SHARE EQUIVALENTS
    ------------------------------------------------------------------------


                                  Average No. of Common      Average No. of Common
                                  Shares & Common Share      Shares & Common Share
                                  Equivalents Assumed to     Equivalents Assumed to
                                  be Outstanding During      be Outstanding During
                                  the Three Months Ended     the Six Months Ended
                                 ------------------------  -------------------------
                                 September 2,  August 27,  September 2,   August 27,
                                     1995         1994         1995         1994
                                 ------------  ----------  ------------  -----------

Weighted average number of
common shares outstanding (a)     13,482,119  13,364,988    13,450,941   13,339,016

Common share equivalents
resulting from the assumed
exercise of stock options (b)        154,499      82,408       158,707       72,551
                                  ----------  ----------    ----------   ----------

Total primary common shares
and common share equivalents      13,636,618  13,447,396    13,609,648   13,411,567
                                  ==========  ==========    ==========   ==========

(a) Beginning balance of common stock adjusted for changes in amount outstanding, weighted by the elapsed portion of the period during which the shares were outstanding.

(b) Common share equivalents computed by the "treasury" method. Share amounts represent the dilutive effect of outstanding stock options which have an option value below the average market value for the current period.